                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                HOT TOPIC, INC.
                       ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                       ---------------------------------
                         (Title of Class of Securities)

                                  441339 10 8
                       ---------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            FILED FEBRUARY 13, 1997

                     (REFLECTING OWNERSHIP AS OF 12/31/96)

CUSIP No.  441339 10 8             SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ORVAL D. MADDEN
          480-586-303
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    69,585
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     250,899
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   69,585
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               250,899
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          320,484
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.9%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a)      Name of Issuer:  HOT TOPIC, INC.

(b)      Address of Issuer's Principal
         Executive Officers:            3410 POMONA BOULEVARD
                                        POMONA, CA  91766

ITEM 2.

(a)      Name of Person Filing:         ORVAL D. MADDEN

(b)      Address of Principal Business
         Office or, if none, Residence: ABOVE

(c)      Citizenship:                   USA

(d)      Title of Class of Securities:  COMMON

(e)      CUSIP Number:                  441339 10 8

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

(a)      Amount Beneficially Owned:  320,484

(b)      Percent of Class:  6.9%

(c)      Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:                 69,585

         (ii)   shares power to vote or to direct the vote:              250,899

         (iii)  sole power to dispose or to direct the disposition of:    69,585

         (iv)   shared power to dispose or to direct the disposition of: 250,899

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 11, 1997
                                -------------------------
                                Date

                                /s/  Orval D. Madden
                                -------------------------
                                Signature

                                Orval D. Madden
                                -------------------------
                                Name/Title